EXHIBIT 3.15

RESTATED ARTICLES OF INCORPORATION
OF
NEMA BEVERAGE CORPORATION

        1.     NEMA BEVERAGE CORPORATION (the "Corporation"), a Texas corporation, pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act hereby adopts restated articles of incorporation and all amendments thereto that are in effect to date and as further amended by such restated articles of incorporation as hereinafter set forth and which contain no other change in any provision hereof. The original articles of incorporation of the Corporation were filed by the Secretary of State on the 22nd day of January 1990.

        2.     The articles of incorporation of the Corporation, and all amendment thereto, are hereby amended in their entirety by the following restated articles of incorporation,

ARTICLE ONE

        The name of the Corporation is NEMA Beverage Corporation.

ARTICLE TWO

        The period of duration of the Corporation is perpetual.

ARTICLE THREE

        The purpose for which the Corporation is organized is to engage in the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

        The Corporation shall have authority to issue 100 shares of common stock, $1.00 par value ("Common Stock"). Each share of Common Stock shall have identical rights and privileges in every respect.

ARTICLE FIVE

        No holder of any shares of Common Stock shall have any preemptive or preferential right to receive, purchase, or subscribe to (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (c) any right of subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities, or (d) any other securities that may be issued or sold by the Corporation.

ARTICLE SIX

        The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000, consisting of money, labor done, or property actually received.

ARTICLE SEVEN

        No contract or other transaction between the Corporation and any other person (as used herein the term "person" means an individual, firm, trust, partnership, joint venture, association, corporation, or other entity) shall be affected or invalidated by the fact that any director of the Corporation is interested in, or is a member, director, or an officer of, such other person, and any director may be a party to or may be interested in any contract or transaction of the Corporation or in which the Corporation is interested; and no contract, act, or transaction of the Corporation with any person shall be affected or invalidated by the fact that any director of the Corporation is a part to, or interested in, such contract, act, or transaction, or in any way connected with such person. Each and every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any person in which he may be in any way interested; provided that the fact of such interest shall have been disclosed to or shall be known by the other directors or the shareholders of the Corporation, as the case may be, acting upon or with reference to such act, contract, or transaction, even though the presence at a meeting or vote or votes of such interested director might have been necessary to obligate the Corporation upon such act, contract, or transaction.

ARTICLE EIGHT

        The Corporation shall indemnify any person who (i) is or was a director, officer, employee, or agent of the Corporation or (ii) while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may or is required to grant indemnification to a director under the Texas Business Corporation Act. The Corporation may indemnify any person to such further extent as permitted by law.

ARTICLE NINE

        The address of the initial registered office of the Corporation is 350 N. St. Paul Street, Dallas, Texas 75201, and the name of its initial registered agent at such address is CT Corporation Systems.

ARTICLE TEN

        The number of directors constituting the board of directors shall be a minimum of one, and the names and addresses of the directors as of the date hereof who shall serve until their successors are elected and qualified are:

Name	Address
Eric P. Geller	27 Boylston Street Chestnut Hill, MA 02167
Gregory G. Shields	Renaissance Tower, Suite 2900 1201 Elm Street Dallas, Texas 75270
Gerald A. Sampson	1618 Main Street Dallas, Texas 75201

        3.     These restated articles of incorporation have been effectuated in conformity with the provisions of the Texas Business Corporation Act and such restated articles of incorporation were duly adopted by the board of directors of the Corporation and the shareholders of the Corporation on the 8th day of March, 2000,

        Dated the 9th day of March, 2000.

                        NEMA Beverage Corporation

                        /s/ Gregory G. Shields
                        Name: Gregory G. Shields
                        Title: Secretary